QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Great Elm Capital Corp. To Commence Distributions in January 2017
Focus on Earning and Growing Its Distribution

        BOSTON, December 27, 2016—Great Elm Capital Corp. (NASDAQ:GECC) announced today that its board of directors set its regular monthly distribution beginning in January 2017. GECC is a recently formed business development company that completed its merger with Full Circle Capital Corporation ("Full Circle") on November 3, 2016.

        The initial distribution will commence at a 7% annual yield on NAV per share of $14.41, which equates to a monthly distribution of $0.083 per share. In addition to the regular monthly distribution, an incremental distribution of $0.166 per share, representing the estimated net investment income generated from the merger closing through year-end 2016, will be paid to stockholders of record as of December 30, 2016 on January 16, 2017.

        The below table illustrates the distributions anticipated to be paid to stockholders of record as of December 30, 2016 through March 31, 2017:

Month	Rate	Record Date	Payable Date
December	$0.166	December 30, 2016	January 16, 2017
January	$0.083	January 31, 2017	February 16, 2017
February	$0.083	February 28, 2017	March 15, 2017
March	$0.083	March 31, 2017	April 17, 2017

        Peter A. Reed, the Chief Executive Officer of GECC, has reiterated his and the team's commitment to grow GECC's distribution to an annual 9% yield once the portfolio is fully invested. The initial distribution yield of 7% is driven predominantly by a faster than anticipated conversion of the acquired Full Circle portfolio to cash, which Mr. Reed and the team view as a long-term positive for GECC, albeit a short-term hindrance to the generation of net interest income. The team intends to continue to focus GECC's portfolio in leveraged loans and high yield bonds trading in the secondary market complemented with opportunistic, originated financings.

        GECC also filed its opening balance sheet, showing approximately $185 million in net assets and the fair value of the portfolio on November 3, 2016.

        Lastly, GECC commenced its previously announced $15 million 10b5-1 plan in November 2016 and through December 23, 2016 successfully purchased an aggregate of over 94,000 shares at an average price of approximately $10.72 per share, which represents 74% of opening NAV per share. "We view the ability to repurchase shares at the steep discount prevailing in the market to be extremely accretive to NAV and a demonstration of our focus on and commitment to delivering long-term stockholder value," said Mr. Reed.

About Great Elm Capital Corp.

        Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC's investment objective is to generate both current income and capital appreciation, while seeking to protect against risk of permanent capital loss.

Cautionary Statement Regarding Forward-Looking Statements

        Statements in this communication that are not historical facts are "forward-looking" statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "target," "opportunity," "tentative," "positioning," "designed," "create," "seek," "would," "could", "potential," "continue," "ongoing," "upside," "increases," and "potential," and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: conditions in the credit markets, the price of GECC common stock, performance of GECC's portfolio and investment manager. Additional information concerning these and other factors can be found in GECC's registration statement filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Meaghan K. Mahoney
Senior Vice President, Investor Relations
+1 (617) 375-3006
investorrelations@greatelmcap.com

QuickLinks

  Exhibit 99.1
Great Elm Capital Corp. To Commence Distributions in January 2017 Focus on Earning and Growing Its Distribution